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                                                                      EXHIBIT 11


                              DATA DIMENSIONS, INC.
                    CALCULATIONS OF NET INCOME PER SHARE(1)
                                   (Unaudited)

                                                                             Three Months Ended
                                                                                 March 31,

                                                                       1997                      1996
                                                                    ----------              -------------
Actual weighted average shares outstanding
for period                                                          11,459,000                 10,506,000

Dilutive common stock options using the treasury
stock method                                                           341,000                    687,000
                                                                    ----------                 ----------
Total shares used in per share calculations                         11,800,000                 11,193,000(1)
                                                                    ==========                 ==========
Net Income                                                            $296,000                     $2,000
                                                                    ==========                 ==========
Net income per share(2)                                                  $0.03                      $0.00(1)
                                                                    ==========                 ==========




(1) Adjusted to give effect to a 3 for 1 stock split effective March 20, 1997.

(2) Fully diluted earnings per share is not disclosed on the consolidated statement of operations for the three month periods ended March 31, 1997 and 1996, since it is not more than three percent different from primary earnings per share.



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